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Exhibit 3.1(i)
Amendment to Amended and Restated Certificate of Incorporation

                           CERTIFICATE OF AMENDMENT TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       of

                                 CyberCash, Inc.

             Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware

              I, James J. Condon, Chief Financial Officer, of CyberCash, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

              That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended, of the said Corporation, the said Board of Directors, at a regular meeting held on April 24, 1998, adopted a resolution setting forth the amendment set forth below, and directed that the amendment be considered at the next annual meeting of the Company's stockholders;

              That pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, stockholders of the Company, representing a majority of the outstanding stock entitled to vote, approved the aforesaid amendment at an annual meeting of stockholders held on June 26, 1998, for which meeting notice was duly given and at which a quorum was present; and

              That ARTICLE FOURTH of the Restated Certificate of Incorporation, as amended, is hereby amended in its entirety to read as follows:

                This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is 45,000,000 shares. Forty Million shares shall be Common Stock, each having a par value of $.001. Five Million shares shall be Preferred Stock, each having a par value of $.001.

              IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 30th day of June, 1998.

                                          CYBERCASH, INC.

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                                          By: /s/ James J. Condon
                                             -----------------------------------
                                          Name: James J. Condon
                                          Title: Chief Financial Officer






Attest:

By:  /s/ Russell B. Stevenson, Jr.
   ------------------------------------
     Russell B. Stevenson, Jr.
     Senior Vice President and
       General Counsel



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